UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    June 12, 2006

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Juris- diction of Incorporation	000-23467 (Commission File Number)	91-1513032 (IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11 Danbury, Connecticut (Address of Principal Executive Offices)	06810-5120 (Zip Code)
Registrant’s telephone number, including area code:    (877) 736-9378
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
     On June 7, 2006, the Board of Directors (the “Board”) of Penwest Pharmaceuticals Co. (the “Company”) appointed Jennifer L. Good, who had been serving as President and Chief Operating Officer of the Company since November 2005, as Chief Executive Officer of the Company. Ms. Good retained the title of President. In connection with her appointment as Chief Executive Officer, on June 12, 2006, the Compensation Committee of the Board approved changes in Ms. Good’s compensation including an increase in Ms. Good’s annual base salary from $325,000 to $360,000, effective June 7, 2006, and an increase in her target bonus to 40% of her annual base salary. Ms. Good’s bonus will be determined by the Compensation Committee based on the achievement of agreed upon corporate performance goals.
Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On June 12, 2006, the Board elected Ms. Good to the Board as a class I director. Ms. Good’s term as a class I director will continue until the 2007 annual meeting of shareholders. There was not and is not any arrangement or understanding between Ms. Good and any other person pursuant to which Ms. Good was selected to the Board. Ms. Good has not been named to any committees of the Board.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: June 15, 2006	By:	/s/ Jennifer L. Good
Jennifer L. Good
President and Chief Executive Officer